Exhibit 6

Table of Contents

Invitation to Shareholders	1

Notice of Meeting	1

Q&A on Voting at the Annual Meeting	2

Business of the Meeting	4

Board of Directors	4

Board of Directors Meetings Held and Attendance of Directors	7

Resolution Relating to Director Equity Incentive Plan	7

Mandate and Report of the Corporate Governance and Nominating Committee	8

Statement of Corporate Governance Practices	9

Mandate and Report of the Audit Committee and the Conduct Review Committee	11

Board of Directors’ Compensation	12

Mandate and Report of the Management Resources and Compensation Committee	13

Corporate Governance and Nominating Committee Report on the President and Chief Executive Officer’s Compensation	14

Performance Graph	14

Statement of Officers’ Compensation	15

Directors, Executive Officers and Senior Officers — Indebtedness	19

Directors’ and Officers’ Insurance	20

Additional Information	20

Directors’ Approval	20

Procedures for Considering Shareholder Proposals	20

Invitation to Shareholders

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to attend Manulife Financial Corporation’s Annual Meeting of shareholders on Tuesday, April 30, 2002. This Meeting will be combined with the Annual Meeting of policyholders and shareholders of The Manufacturers Life Insurance Company (“Manufacturers Life”).

     The items of business to be considered at this Meeting are described in the Notice of Annual Meeting and Proxy Circular. No matter how many shares you hold, your participation at shareholders’ meetings is very important. If you are unable to attend the Meeting in person, we encourage you to vote by following the instructions included on the proxy form for telephone or Internet voting. You may also complete and return the enclosed proxy form in the envelope provided.

     During the Meeting, we will review the affairs of the Company and our plans for the future. You will also have an opportunity to ask questions and to meet your Directors and executives.

     We look forward to seeing you at the Meeting.

Signed,	Signed,

Arthur R. Sawchuk Chairman of the Board of Directors February 28, 2002	Dominic D’Alessandro President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Manulife Financial Corporation

The Annual Meeting of shareholders of Manulife Financial Corporation (the “Company”) will commence at 10:00 am on Tuesday, April 30, 2002 (Toronto time) at the Company’s Head Office, 200 Bloor Street East, International Room, Toronto, Ontario.

     The Meeting will have the following purposes:

1.	to receive the Consolidated Financial Statements of the Company for the year ended December 31, 2001 together with reports of the auditor and the actuary on those statements;

2.	to elect Directors of the Company;

3.	to appoint auditors of the Company for 2002;

4.	to consider and, if thought fit, to approve a Director Equity Incentive Plan for non-employee Directors of the Company; and

5.	to transact such other business as may properly be brought before the Meeting or any continuation of the Meeting after an adjournment.

     The accompanying Proxy Circular of the Company provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

     Shareholders who cannot attend the Meeting in person may vote by proxy. Instructions on how to transmit your voting instructions or complete and return the proxy are provided with the form of proxy and are described in the Proxy Circular of the Company. To be valid, proxies must be received by CIBC Mellon Trust Company (“CIBC Mellon”) at 200 Queen’s Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9, no later than 5:00 p.m. (Toronto time) on April 26, 2002, or if the Meeting is adjourned, no later than 5:00 p.m. (Toronto time) on the second business day preceding the day to which the Meeting is adjourned.

By order of the Board of Directors,

Signed,

Joseph J. Pietroski

Senior Vice President and Corporate Secretary
February 28, 2002

Q&A on Voting at the Annual Meeting

Your vote is important, and you can exercise your right to vote whether you choose to attend the Meeting or not. Find out how below:

Q.	Am I entitled to vote?

A.	You are entitled to vote if you were a holder of common shares of Manulife Financial Corporation (“Common Shares”) as of the close of business on March 15, 2002. Each Common Share is entitled to one vote except Common Shares that are beneficially owned by:

1.	the Government of Canada, provincial government or any of their agencies; or

2.	the government of a foreign country or any political subdivision thereof or any of their agencies.

Q.	What if I buy shares after March 15, 2002?

A.	In order to vote shares acquired after March 15, 2002, you must produce properly endorsed share certificates or otherwise establish that you own the shares. You must also request that your name be included in the list of shareholders no later than April 19, 2002 by contacting CIBC Mellon as described in the Notice of Meeting.

Q.	What am I voting on?

A.	You will be entitled to vote on resolutions relating to the election of Directors, the appointment of auditors and the creation of a Director Equity Incentive Plan.

Q.	How can I vote?

A.	How you exercise your vote depends on whether you are a registered or non-registered shareholder. You are a registered shareholder if you have a share certificate registered in your name. You are a non-registered shareholder if:

1.	you received a Share Ownership Statement upon demutualization and have not requested a share certificate; or

2.	your shares are registered in the name of an intermediary (for example, a bank, a trustee or a securities broker) or in the name of a clearing agency of which the intermediary is a participant.

Please refer to the appropriate section below for instructions on how to exercise your right to vote.

Q.	Who votes my shares and how will they be voted if I return a proxy?

A.	By properly completing and returning a proxy, you are authorizing the person named in the proxy to attend the Meeting and to vote your shares.

The shares represented by your proxy must be voted as you instruct in the proxy. If you properly complete and return your proxy but do not specify how you wish the votes cast, your shares will be voted in favour of the appointment of auditors, the election of Directors nominated by management, and the resolution approving the Director Equity Incentive Plan.

Q.	Can I revoke a proxy or voting instruction?

A.	If you are a registered shareholder and have voted by Internet or telephone, you may override your previous vote by voting again.

If you are a registered shareholder and have returned a proxy, you may revoke it by:

1.	completing and signing a proxy bearing a later date, and delivering it to CIBC Mellon; or

2.	delivering a written statement, signed by you or your authorized attorney to:

(a)	the Corporate Secretary of Manulife Financial Corporation at 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5 at any time up to and including April 29, 2002, or the business day preceding the day to which the Meeting is adjourned; or

(b)	the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or the day to which the Meeting is adjourned.

     If you are a non-registered shareholder, you may revoke a proxy or voting instruction given to a nominee (for Share Ownership Statement holders) or an intermediary at any time by written notice, provided that the revocation is received at least seven days prior to the Meeting.

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited on behalf of the management of Manulife Financial Corporation. The solicitation will be primarily by mail, but may also be made by telephone and in writing. The Company may use the services of an outside proxy solicitation agency to solicit proxies. The cost of such services, estimated at $75,000, would be paid by the Company.

Q.	How many Common Shares are outstanding?

A.	As at February 28, 2002 there were 482,484,246 Common Shares outstanding.

No person or company is known to beneficially own, directly or indirectly, or exercise control or direction over voting securities carrying more than 10 per cent of the voting rights attached to any class of Manulife Financial Corporation shares.

Q.	Is my vote confidential?

A.	Your vote is confidential. Proxies are received, counted and tabulated by Manulife Financial Corporation’s transfer agent, CIBC Mellon, or in Hong Kong and the Philippines by its authorized agents. CIBC Mellon does not disclose individual shareholder votes to Manulife Financial Corporation. However, CIBC Mellon may, upon request, provide the Company with a status report on the total number of proxies received and the votes in respect of each item of business to be considered at the Meeting.

Q.	What if I have a question?

A.	If you have any questions regarding the Annual Meeting, please contact CIBC Mellon or its authorized agent nearest you:

Canada:	CIBC Mellon at 1-800-783-9495

United States:	CIBC Mellon at 1-800-783-9768

Hong Kong:	Central Registration Hong Kong Limited Registered Shareholders: (852) 2862-8628 Ownership Statement Holders: (852) 2500-3201

Philippines:	The Hong Kong and Shanghai Banking Corporation Limited (Philippines) at (632) 636-7306

2 MFC PROXY CIRCULAR

Voting By Registered Shareholders:

As a registered shareholder, you may vote in one of several ways:

1.     ATTEND THE MEETING

You are entitled to attend the Meeting and cast your vote in person. To vote shares registered in the name of a corporation, the corporation must have submitted a properly executed proxy to CIBC Mellon authorizing you to do so.

OR

2.     BY PROXY

If you do not plan to attend the Meeting, you may cast your vote by proxy in one of two ways:

(a)	you may authorize the management representatives of the Company named in the proxy to vote your shares. You may convey your voting instructions:

•	By Internet (Worldwide) — Go to the Web site (www.proxyvoting.com/mfc) and follow the instructions on the Web site. You will need your 13-digit control number (located on the front of the proxy form) to identify yourself to the system;

•	By Telephone (North America) — Call the toll free number on the enclosed proxy and follow the voice instructions. You will need your 13-digit control number (located on the front of the proxy form) to identify yourself to the system;

•	By Mail (Worldwide) — Complete the enclosed paper proxy form in full, sign and return it in the envelope provided; or

(b)	you may appoint some other person to attend the Meeting and vote your shares on your behalf. The paper proxy form is the only voting option by which a shareholder may appoint someone as proxy other than the management representatives named on the proxy form.

If you choose option (b), print your appointee’s name in the blank space on the enclosed paper proxy form, and indicate how you would like your shares voted. Sign and return the completed proxy in the envelope provided. Your votes can only be counted if your appointee attends the Meeting and votes on your behalf.

Voting By Non-Registered Shareholders:

As a non-registered shareholder who is required to receive Meeting materials, you will have received a package from an intermediary who holds your shares (for example, your broker) that will contain either:

- a proxy registered as to the number of shares beneficially owned by you, but which is otherwise incomplete (the proxy may be signed by the intermediary, but unsigned if you hold a Share Ownership Statement); or

- a voting instruction form.

     Carefully follow the instructions that accompany the proxy or voting instruction form.

     If you are a non-registered shareholder in Hong Kong or the Philippines, and your shares are held by a broker, you may not receive a proxy or a voting instruction form. You should contact your broker if you wish to vote.

     As a non-registered shareholder, you may vote in one of two ways:

1.        ATTEND THE MEETING

(a)	if you hold a Share Ownership Statement, simply attend the Meeting and vote;

(b)	if you have received a proxy from your intermediary, insert your name in the blank space provided on the proxy form. Sign the proxy if it has not been signed by the intermediary. Return the completed proxy in the enclosed envelope. When you arrive at the Meeting, you should advise the registration staff that you are a proxy appointee; or

(c)	if you have received a voting instruction form, follow the instructions on it.

OR

2.        BY PROXY

(a)	if you hold a Share Ownership Statement and do not plan to attend the Meeting, you may vote by authorizing the management representatives of Manulife Financial Corporation who have been named in the proxy to vote your shares. If you choose this option, refer to paragraph 2(a) under the heading “By Proxy” under “Voting by Registered Shareholders.”

(b)	if you received a proxy from your intermediary and do not plan to attend the Meeting, you may vote by authorizing the management representatives of Manulife Financial Corporation named in the proxy to vote your shares. If you choose this option, complete, sign (if unsigned by the intermediary) and return the proxy as instructed on the proxy form; or

(c)	if you have received a voting instruction form, follow the instructions on it.

To ensure that your vote is recorded, your proxy must be received by CIBC Mellon at its Toronto office no later than 5:00 p.m. (Toronto time) on April 26, 2002, or if the Meeting is postponed, no later than 5:00 p.m. (Toronto time) two business days before the alternate date.

MFC PROXY CIRCULAR 3

Business of the Meeting

1.	ELECTION OF THE BOARD OF DIRECTORS

A complete list of Directors, including nominees proposed for election as Directors of the Company, and their biographies follows under the heading “Board of Directors.” Directors’ attendance at Board and Committee meetings is set forth under the heading “Board of Directors Meetings Held and Attendance of Directors.”

Nominees for election to the Company’s Board of Directors are:

For a term of three years:

Kevin E. Benson Lino J. Celeste Gail C.A. Cook-Bennett Dominic D’Alessandro Allister P. Graham Gordon G. Thiessen

2.       APPOINTMENT OF AUDITORS

The Directors and management propose that the firm of Ernst & Young LLP be appointed as auditors for the 2002 fiscal year. Ernst & Young LLP has served as Manulife Financial’s auditor for more than five years.

     For 2001, fees charged by Ernst & Young LLP for audit and related services to the Manulife Financial group of companies were $4.7 million. Additional fees for consulting services amounted to $2.4 million. Total fees as at the date of this Proxy Circular stand at $7.1 million.

     Consulting services include actuarial, systems and tax-related mandates as well as assignments pertaining to regulatory filings, accounting matters and the issuance of securities. The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors.

3.       RESOLUTION RELATING TO DIRECTOR EQUITY INCENTIVE PLAN

The resolution to approve the creation of a Director Equity Incentive Plan is set forth under the heading “Resolution Relating to Director Equity Incentive Plan.”

Board of Directors

Manulife Financial Corporation aims to elect one third of its Board each year. Directors may be elected for terms of up to three years. Dr. Cook-Bennett, and Messrs. Benson, Celeste, D’Alessandro, Graham and Thiessen are each being nominated for election for terms of three years, which will expire in 2005.

The following provides background information on the Directors of the Company, including nominees proposed for election.

ARTHUR R. SAWCHUK Director Since:(1) 1993 Term Expires: 2004 Common Shareholdings(2): 22,000 Deferred Share Units (“DSUs”): 2,468	Arthur Sawchuk is Chairman of the Board, first elected in 1998. Before that, he retired from DuPont Canada Inc., as Chairman, President and Chief Executive Officer. He also serves as a director of OntarioPower Generation Inc., Manitoba Telecom Services Inc., and Bowater Inc.

DOMINIC D’ALESSANDRO Director Since: 1994 Term Expires: 2002 Common Shareholdings: 281,250 DSUs: 201,700	Dominic D’Alessandro is President and Chief Executive Officer of the Company. Before joining Manufacturers Life in 1994, he was President and Chief Executive Officer as well as a director of Laurentian Bank. Mr. D’Alessandro serves as a director of the Hudson’s Bay Company, the Canadian Life and Health Insurance Association (CLHIA) and is a member of the Canadian Council of Chief Executives. Mr. D’Alessandro was Chair of the 1998 Greater Toronto Area United Way Campaign and is the Chair of the Salvation Army’s 2001/2002 Ontario capital campaign.

(1)	“Director Since” refers to the year the Director was first elected to the Board of Directors of Manufacturers Life. When Manufacturers Life demutualized, it became a wholly owned subsidiary of Manulife Financial Corporation.

(2)	“Common Shareholdings” refers to the number of Common Shares over which control or direction is exercised by the Director as at February 28, 2002.

4     MFC PROXY CIRCULAR

KEVIN E. BENSON Director Since: 1995 Term Expires: 2002 Common Shareholdings: 5,320 DSUs: 1,117	Kevin Benson is President and Chief Executive Officer of The Insurance Corporation of British Columbia, and a director of several international companies. He has previously served as President of The Jim Pattison Group, and as President and Chief Executive Officer of Canadian Airlines.

JOHN M. CASSADAY Director Since: 1993 Term Expires: 2004 Common Shareholdings: 20,000 DSUs: 1,379	John Cassaday is President and Chief Executive Officer of Corus Entertainment Inc. He also serves as a director of Loblaw Companies Limited and Premdor Inc., and is an advisor to Nestle Canada Inc. Mr. Cassaday is also active in the non-profit sector and serves on the board of St. Michael’s Hospital.

LINO J. CELESTE Director Since: 1994 Term Expires: 2002 Common Shareholdings: 6,300 DSUs: 666	Lino Celeste is past Chairman and a current director of Aliant Inc., the merged Atlantic Provinces Telephone Companies. Prior to assuming Chairmanship, Mr. Celeste was President and Chief Executive Officer of NBTel. He also serves as a director of NB Power and as Chairman of the Saint John Foundation, a charitable organization.

GAIL C.A. COOK-BENNETT Director Since: 1978 Term Expires: 2002 Common Shareholdings: 7,500 DSUs: 671	Gail Cook-Bennett is Chairperson of the Canada Pension Plan Investment Board. She also serves as a director of Groupe Transcontinental GTC Ltee., Enbridge Consumers’ Gas, and Petro-Canada. She has been a professor at the University of Toronto, a director of the Bank of Canada, a member of the Trilateral Commission and an active volunteer in several organizations.

ROBERT E. DINEEN, JR. Director Since: 1999 Term Expires: 2003 Common Shareholdings: 14,500 DSUs: 2,236	Robert Dineen is a Partner of Shearman & Sterling, Attorneys-at-Law in New York, and has extensive experience in international financial transactions. He also serves as a director of Nova Chemicals Corporation, and Resources for Children with Special Needs.

PIERRE Y. DUCROS Director Since: 1999 Term Expires: 2003 Common Shareholdings: 27,800 DSUs: 1,465	Pierre Ducros is President, P. Ducros & Associates Inc. in Montreal. Previously, he was Chairman, President and Chief Executive Officer of DMR Group Inc. and Vice-Chairman of the Task Force on The Future of The Canadian Financial Services Sector (MacKay Task Force). Mr. Ducros also serves as a director of BCE Emergis, Cognos Inc. and National Bank Financial.

ALLISTER P. GRAHAM Director Since: 1996 Term Expires: 2002 Common Shareholdings: 25,224 DSUs: 1,401	Allister Graham is the former Chairman and Chief Executive Officer of The Oshawa Group Limited. Currently, he serves as the Chairman of Nash Finch Company, a U.S. wholesale/retail food distributor. Mr. Graham is also a director of Hydro One. He is a previous Chairman of the Retail Council of Canada and Food Distributors International of Washington, D.C.

MFC PROXY CIRCULAR    5

THOMAS E. KIERANS Director Since: 1990 Term Expires: 2003 Common Shareholdings: 30,681 DSUs: nil	Thomas Kierans is Chairman of The Canadian Institute for Advanced Research in Toronto. Before assuming this position, he was President and Chief Executive Officer of the C.D. Howe Institute and before that, President of McLeod Young Weir Limited (later ScotiaMcLeod Inc.). Mr. Kierans is also Chairman of the Board of the Toronto International Leadership Centre for Financial Sector Supervision. He serves as a director and advisor to several other companies.

LORNA R. MARSDEN Director Since: 1995 Term Expires: 2004 Common Shareholdings: 17,732 DSUs: 674	Lorna Marsden is President and Vice Chancellor, and a member of the Board of Governors of York University. A former member of the Senate of Canada, she serves as a director of several Canadian companies. Dr. Marsden is also active in non-profit organizations including the Institute for Work & Health and the Centre for Development and Population Activities in Washington, D.C.

JOHN D. RICHARDSON Director Since: 1999 Retired: January 31, 2002 Common Shareholdings: 13,000 DSUs: 113,679	John Richardson retired from the Board in anticipation of his planned March 2002 retirement from his current position as Senior Executive Vice President of the Company. Mr. Richardson joined Manufacturers Life in 1992 as Senior Vice President, Financial Services, bringing more than 20 years experience in the financial services industry. He serves as a Governor of Junior Achievement of Metro Toronto & York Region, a member of the Advisory Board of the Peter F. Drucker Canadian Foundation, Vice Chair of Lakehead University Foundation, and a director of Ellis-Don Construction.

HUGH W. SLOAN, JR. Director Since: 1985 Term Expires: 2003 Common Shareholdings: 7,210 DSUs: 1,182	Hugh Sloan is Deputy Chairman of the Woodbridge Foam Corporation in Troy, Michigan. A former Staff Assistant to the President of the United States, Mr. Sloan also serves as a director of a number of Canadian and American corporate, community and charitable organizations. He is also a former Trustee of Princeton University.

GORDON G. THIESSEN	Gordon Thiessen joined Manulife Financial Corporation’s Board in February 2002, following a distinguished career with the Bank of Canada that began in 1963 and culminated in a seven-year term as its Governor. Mr. Thiessen also serves as a director of IPSCO Inc., the Institute for Research on Public Policy and the University of Saskatchewan, and is Campaign Chair for the Neuromuscular Research Partnership.

MICHAEL H. WILSON Director Since: 1995 Term Expires: 2004 Common Shareholdings: 25,000 DSUs: 1,297	Michael Wilson is President and Chief Executive Officer of Brinson Canada Co. Prior to July, 2000, Mr. Wilson was Vice-Chairman and a director of RBC Dominion Securities Inc. in Toronto. He has been the Federal Minister for Finance, Industry, Science & Technology, and International Trade in the Government of Canada. Mr. Wilson also serves as a director of BP p.l.c. and UBS Asset Management. He is active in a number of North American community organizations, and is Chair of the Mental Health Implementation Task Force for the Government of Ontario.

Shareholdings of Board Members as at February 28, 2002

•	Total number of Common Shares held by all Directors: 490,517
•	Total number of Common Shares held by all non-employee Directors: 209,267
•	Total number of DSUs held by all Directors: 216,256
•	Total number of DSUs held by all non-employee Directors: 14,556
•	Total value of Common Shares and DSUs held by all Directors: $29,331,080
•	Total value of Common Shares and DSUs held by all non-employee Directors: $9,288,655

*	All figures reported in this Proxy Circular are in Canadian currency. Values are based on the closing price of Common Shares on The Toronto Stock Exchange as at February 28, 2002: $41.50.

6 MFC PROXY CIRCULAR

Board of Directors
Meetings Held and Attendance of Directors

The information presented below reflects Board of Directors meetings held and attendance of
Directors for the year ended December 31, 2001.

SUMMARY OF BOARD AND COMMITTEE MEETINGS HELD

Board of Directors	12
(a) Corporate Governance and Nominating Committee	3
(b) Management Resources and Compensation Committee	4
(c) Audit Committee	6
(d) Conduct Review Committee	1

(1)	Members of management are not members of any Committee of the Board, but regularly attend Committee and Board meetings.

(2)	Prior to May 1, 2001, Mr. Benson was a member of the Corporate Governance and Nominating Committee.

(3)	Prior to May 1, 2001, Dr. Marsden was a member of the Audit Committee and Conduct Review Committee.

(4)	Mr. Richardson retired from the Board on January 31, 2002, in anticipation of his planned retirement from the Company in March 2002.

SUMMARY OF ATTENDANCE OF DIRECTORS

	Board	Committee
Director	Meetings Attended	Meetings Attended

Arthur R. Sawchuk(a, Chair, b, c & d) (Chair of the Board)	12 of 12	3 of 3
Dominic D’Alessandro	12 of 12	14 (1)
Kevin E. Benson(c & d)	12 of 12	6 of 6(2)
John M. Cassaday(b, Vice Chair)	12 of 12	4 of 4
Lino J. Celeste(a)	9 of 12	3 of 3
Gail C.A. Cook-Bennett(b)	11 of 12	4 of 4
Robert E. Dineen, Jr.(a)	11 of 12	3 of 3
Pierre Y. Ducros(b)	12 of 12	4 of 4
Allister P. Graham(c & d)	11 of 12	7 of 7
Thomas E. Kierans(c, Chair & d, Chair)	11 of 12	6 of 7
Lorna R. Marsden(b)	12 of 12	3 of 4(3)
John D. Richardson(4)	12 of 12	11 (1)
Hugh W. Sloan, Jr.(b, Chair)	10 of 12	4 of 4
Michael H. Wilson(c & d)	9 of 12	5 of 7

Resolution Relating to Director Equity Incentive Plan

Attracting and retaining the most talented and experienced directors contributes to the long-term success of the Company.

     To achieve this, Manulife’s management, with the assistance of external consultants, regularly conducts compensation reviews for the Company’s Chairman and Directors. Comparisons are made with Canadian-based companies of similar market size.

     This year’s review identified a gap to market due to an absence of an equity compensation component. A majority of Canadian companies surveyed in 2001 provide equity grants to non-employee directors.

     Based on this information, at this Meeting, shareholders are being asked to approve a resolution to create a Director Equity Incentive Plan.

CREATION OF THE DIRECTOR EQUITY INCENTIVE PLAN

•	At the Meeting, shareholders will be asked to consider and, if thought fit, to approve with or without variation, a resolution in the form set forth below approving the Director Equity Incentive Plan (the “Plan”).

•	The Plan is intended to promote the long-term success of the Company and help the Company attract and retain people with the requisite skills, experience and ability to act as Directors.

•	Only Directors (including the Chairman of the Board) who are neither employees or officers of the Company or any of its subsidiaries (“Non-Employee Directors”) may participate in the Plan.

•	The Plan will complement the Stock Plan for Non-Employee Directors, implemented in 2001, which allows Non-Employee Directors to receive their annual Board and Committee retainers and fees in the form of Common Shares or deferred share units instead of cash.

•	The Plan authorizes the Corporate Governance and Nominating Committee (“CGNC”) of the Board of Directors to grant stock options, share appreciation rights and deferred share units (all described in further detail below) to Non-Employee Directors.

•	Stock options have a maximum exercise period of 10 years, but may be terminated earlier upon cessation of Board service. Following cessation of Board service, stock options are exercisable for a period of three years (for reasons other than death) and for a period of one year following death. The exercise price will not be less than the closing market price of the Common Shares on The Toronto Stock Exchange on the business day immediately before the date of the grant. Stock options will normally vest fully on the date of grant, subject to the terms of each grant set by the CGNC.

•	Share appreciation rights (“SARs”) are rights to receive the equivalent of any increase in the value of a particular number of Common Shares between the date of the grant and the date of exercise. SARs will normally vest fully on the date they are granted, subject to the terms of each grant set by the CGNC.

•	Deferred share units (“DSUs”) consist of the right to receive Common Shares (or cash equal to the fair market value of the Common Shares) within a specified period of time following cessation of Board service, subject to the terms of each grant set by the CGNC.

•	The CGNC intends to review and approve grant amounts and terms of stock options on an annual basis based on the overall market for director remuneration and other factors that the CGNC considers relevant, and accordingly, the number of stock options granted to Non-Employee Directors may vary from year to year. The CGNC anticipates that the first annual grant of stock options will take place in the third quarter of 2002. The CGNC does not currently intend to grant SARs or DSUs under the Plan.

•	It is proposed that the effective date of the Plan will be April 30, 2002.

•	The Plan was approved by the Board of Directors on February 5, 2002, subject to the approval of shareholders. A copy of the Plan may be obtained by contacting the Corporate Secretary of the Company.

MFC PROXY CIRCULAR    7

•	The maximum number of Common Shares that may be issued under the Plan is 500,000 Common Shares.

•	The rules of The Toronto Stock Exchange require that the resolution be approved by a majority of “disinterested” shareholders. Accordingly, Common Shares held by the prospective beneficiaries of the Plan and their associates (“interested shareholders”) may not be voted on this resolution. To the knowledge of management, votes attached to 209,267 Common Shares will not be eligible to be voted as at the date of this Proxy Circular. To pass, the resolution must be approved by a majority of votes cast by disinterested holders of Common Shares present in person or represented by proxy.

RESOLVED, THAT:

1.	The Manulife Financial Corporation Director Equity Incentive Plan to take effect April 30, 2002, as described in the Proxy Circular be and it is hereby approved.

2.	The proper officers of the Company be and they are hereby authorized to sign and deliver for and on behalf of the Company all such docments and instruments and to do all such other acts as may be necessary or desirable to give effect to the foregoing.

Mandate and Report of the Corporate Governance and Nominating Committee

The Board of Directors at Manulife Financial shares the belief that its role is to ensure that the Company acts in the best interests of its share- holders. In acting on behalf of shareholders, it relies on management to operate the business effectively over the short and long terms.

     Thus, it follows that the Board of Directors is separate from management and in executing its role, it is responsible for hiring, retaining and nurturing the senior management of the Company, with particular emphasis on the CEO, acquiring and developing high calibre Board members, contributing to the strategic direction of the Company, understanding risks and opportunities, and ensuring a process for management.

     Through management, the Board of Directors ensures that in recognition of its ultimate responsibility for both fiduciary and regulatory matters, sound processes are in place, operating effectively and being monitored. In this role, the Board of Directors takes into account the interests of all stakeholders who can contribute to the Company’s success.

     Only by doing these things well and focusing on its own continuous improvement can the Board maximize shareholder value over time. The Board of Manulife Financial is dedicated to these beliefs.

     With shares listed on exchanges in Toronto, New York, Hong Kong and the Philippines, Manulife Financial is constantly reviewing its governance policies and practices against international standards. As a result, Manulife Financial’s corporate governance practices meet or exceed these standards and those of the Guidelines for Improved Corporate Governance in Canada (The Toronto Stock Exchange (TSE) Guidelines).

     The Corporate Governance and Nominating Committee, chaired by a non-executive Director, oversees the Company’s corporate governance process, including the effectiveness of the Board and its Committees, and the contributions of individual Directors. Maintaining high standards requires constant diligence, oversight and improvement. In this spirit, the Board and its Committees took the following measures over the past year:

•	Enhanced its Directors’ Seminars education program that was first introduced in 2000. Strategic issues are determined by the Board of Directors. Topics covered to date range from a strategic overview by the President and Chief Executive Officer, the Company’s human resources strategy, and other key issues such as embedded value, the Company’s distribution channels, and financial metrics;

•	Approved an Audit Committee Charter that was disclosed in last year’s Proxy Circular. A report of the Audit Committee’s compliance with its Charter can be found in the section “Mandate and Report of the Audit Committee.”

•	Completed a review of the Board Committees’ structure, mandates and composition that resulted in the realignment of the composition of Committees.

•	Reviewed Directors’ compensation to ensure that remuneration is competitive and encourages a long-term orientation on their part. As a result of this review, the Company is recommending to shareholders that the Company adopt a Director Equity Incentive Plan. Details of the proposed Plan can be found under the heading “Resolution Relating to Director Equity Incentive Plan;”

•	Institutionalized in camera sessions of only non-executive Directors on the agenda of each Board meeting, to review the effectiveness of that meeting and discuss general issues raised by Directors.

     Directors require high quality, timely information and access to management to exercise their duties and responsibilities. The Company continually reviews and refines its practices in this regard. Directors rate the quality and timeliness of information highly in the Company’s Board Effectiveness Surveys.

     The Statement of Corporate Governance Practices that follows is intended to outline the Company’s approaches to governance and, where appropriate, to highlight achievements in developing the Company’s corporate governance program.

Signed,

Arthur R. Sawchuk (Chair)
Lino J. Celeste
Robert E. Dineen

8    MFC PROXY CIRCULAR

[Section entitled “Statement of Corporate Governance Practices” intentionally omitted]

MFC PROXY CIRCULAR    9

[Section entitled “Statement of Corporate Governance Practices” intentionally omitted]

10   MFC PROXY CIRCULAR

Mandate and Report of the Audit Committee and the Conduct Review Committee

Consisting of five independent members, the Audit Committee oversees the Company’s financial reporting disclosure, risk management, compliance systems and reporting. The Committee meets privately with the external and internal auditors to review management’s financial stewardship.

     The Audit Committee is responsible for reviewing annual and quarterly financial statements before their approval by the full Board, and before publication. The full mandate of the Audit Committee was described in the Proxy Circular for the Annual Meeting held on May 1, 2001. The Charter is always available upon request from the Company’s Corporate Secretary.

     The Audit Committee has:

•	reviewed and discussed with management the audited financial statements as at December 31, 2001;

•	discussed with the external auditor all matters pertaining to professional auditing guidelines and standards in Canada and the United States, including the auditor’s independence; and

•	received the written disclosures from the external auditor recommended by the Canadian Institute of Chartered Accountants and the Independence Standards Board in the United States.

     Based on this information, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report to Shareholders.

     The Committee also reviewed its mandate and performance. The Committee is satisfied with the appropriateness of its mandate and is satisfied that it met the terms of its mandate in 2001.

     Of special note, the Committee reviewed and continues to monitor the Company’s response to the events of September 11, 2001. The Committee remains satisfied that the Company is taking appropriate measures in its handling and disclosure of the impact on the Company’s operations.

     Following is a review of the Audit Committee’s activities in 2001.

EXTERNAL AUDITOR

•	Reviewed the performance of the external auditor and recommended reappointment for shareholders’ approval;

•	Reviewed the independence of the external auditor, based on the auditor’s disclosure of its relationships with the Company and compensation;

•	Approved the fees payable to the external auditor; and

•	Reviewed the overall scope and plans of the annual audit with the external auditor and management.

INTERNAL AUDITOR

•	Reviewed the appointment (at the time of the appointment) and independence of the internal auditor; and

•	Reviewed the mandate, independence, qualifications, resources and annual work plan of the internal audit department.

FINANCIAL REPORTING

•	Reviewed with management and the external auditor prior to publication the annual consolidated financial statements and the interim financial statements. Review included a discussion with the external auditor about matters required to be disclosed under generally accepted auditing standards.

RISK MANAGEMENT AND REGULATORY COMPLIANCE

•	Ensured that a risk management process is fully operational and that a Chief Risk Officer provides regular reports.

•	Reviewed and approved risk management policies recommended by management;

•	Reviewed management reports demonstrating compliance with risk management policies;

•	Reviewed staff appointed to administer risk management policies;

•	Reviewed reports, opinions and recommendations prepared by the Appointed Actuary of the Company in compliance with the Insurance Companies Act (Canada);

•	Reviewed reports from the external auditor and the internal auditor relating to the adequacy of the Company’s risk management practices, as well as management’s responses;

•	Reviewed the Company’s legal and regulatory compliance with the Chief Compliance Officer, including all correspondence from regulators; and

•	Held its annually scheduled meeting with the Office of the Superintendent of Financial Institutions Canada (OSFI), the Company’s principal regulator, to discuss OSFI’s findings and recommendations arising from OSFI’s annual examination, and management’s response.

CONDUCT REVIEW COMMITTEE

The Conduct Review Committee ensures that appropriate procedures are in place for dealing with ‘related party’ transactions, particularly any transactions that could have a material impact on the stability or solvency of the Company. It oversees procedures for resolving conflicts of interest, fraud, information security, restricting the use of confidential information and dealing with customer complaints.

     The Conduct Review Committee and Audit Committee prepare annual working plans to ensure they meet all of their duties and responsibilities required by the Company’s governing legislation, the Insurance Companies Act (Canada), the Audit Committee’s Charter and the Company’s Administrative Resolutions.

Signed,

Thomas E. Kierans (Chair)
Kevin E. Benson
Allister P. Graham
Arthur R. Sawchuk
Michael H. Wilson

MFC PROXY CIRCULAR    11

Board of Directors’ Compensation

At Manulife, Board of Directors’ compensation is designed to allow the Company to attract and retain the most talented and experienced directors, leading to the long-term success of the Company. This requires that Directors be adequately and competitively compensated.

BOARD OF DIRECTORS’ COMPENSATION

•	Only non-employee Directors are compensated for Board service.

•	Directors residing in the United States receive the same amount of compensation as Directors residing in Canada, but are paid in U.S. dollars.

•	Annual retainer: $30,000 per year (payable quarterly). The annual retainer is intended to include compensation for time spent at development and education programs that help Directors better understand the Company, as well as their duties and responsibilities on the Board.

•	Board meeting fee: $1,500 per meeting.

•	Committee meeting fee: $1,200 per meeting.

•	Committee membership fee: $3,000 per year.

•	Committee Chair fee: $5,000 per year (in addition to Committee membership fee).

•	Annual Retainer for Chair of the Board: $200,000 per year (but no other compensation is paid to the Chair by the Company).

•	Where applicable, an allowance is provided for travel time. Travel and out-of-pocket expenses are reimbursed.

•	A Director shall only be compensated once for serving as both a Director of Manulife Financial Corporation and of Manufacturers Life.

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

All Directors are strongly encouraged to hold an equity position in the Company having a minimum value of $100,000 within five years of joining the Board of Directors.

     At the Annual and Special Meeting held May 4, 2000, the shareholders of the Company approved a Stock Plan for Non-Employee Directors (“Directors’ Plan”) that became effective January 1, 2001.

     Under the Directors’ Plan, non-employee Directors may choose to receive either 50 per cent or 100 per cent of their annual Board and Committee retainers and fees, or in the case of the Chair, the Chair’s annual retainer, in the form of Common Shares or DSUs. Upon termination of Board service, non-employee Directors may elect to receive cash or Common Shares equal to the value of their DSUs. The maximum number of shares that may be issued under the Directors’ Plan is 500,000 Common Shares.

DIRECTOR EQUITY INCENTIVE PLAN

At this Meeting, shareholders are being asked to approve a resolution to create a Director Equity Incentive Plan. Details of the Plan are set forth under the heading “Resolution Relating to Director Equity Incentive Plan.”

12   MFC PROXY CIRCULAR

[Section entitled “Mandate and Report of the Management Resources and Compensation Committee” intentionally omitted]

MFC PROXY CIRCULAR    13

Corporate Governance and Nominating Committee Report
on the President and Chief Executive Officer’s Compensation

The Corporate Governance and Nominating Committee (“CGNC”) makes recommendations about the compensation of the President and Chief Executive Officer. The CGNC is guided by policies established by the MRCC, which are reviewed and approved by the Board of Directors.

     The President and Chief Executive Officer’s compensation is composed of base salary, annual incentive, long-term incentives and benefits.

     Each year, the Board assesses the performance of the President and Chief Executive Officer on the basis of:

•	several pre-determined financial and non-financial objectives;

•	the financial and profitability objectives of the Company;

•	human resources management, including leadership development and succession planning of management resources; and

•	the relationship with shareholders, the financial community, governments and the public.

     The President and Chief Executive Officer participates in the Annual Incentive Plan (AIP) at a target level of 75 per cent of base salary. The maximum award that the President and CEO could receive under this plan is 200 per cent of base salary, assuming that Company and personal performance significantly exceeds established targets. The CGNC has discretion to approve an award above the plan maximum for exceptional performance.

     Despite challenging economic conditions, Manulife Financial continued to perform well in 2001, recording its eighth consecutive year of record earnings with shareholders’ net income of $1,159 million. In recognition of this very strong performance, Mr. D’Alessandro was awarded a bonus under the AIP of $2.25 million.

     The President and CEO’s compensation package is competitive compared to chief executive officers of other major North American financial institutions, particularly the five largest Canadian chartered banks and major North American insurance companies.

Signed,

Arthur R. Sawchuk (Chair)
Lino J. Celeste
Robert E. Dineen, Jr.

[Section entitled “Performance Graph” intentionally omitted]

14   MFC PROXY CIRCULAR

Statement of Officers’ Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes compensation paid to the President and Chief Executive Officer and the four other highest-paid executive officers of the Company during the fiscal year ended December 31, 2001 (collectively, the “Named Executive Officers”). Compensation paid to the Named Executive Officers was strictly for their services as executive officers of the Company.

	Annual Compensation					Long Term Compensation

						Awards		Payouts

	Year	Salary	Bonus(1)	Other		Securities	Restricted	LTIP		All
				Annual		under	Shares or	Payouts(3)		Other
				Compensation		Options/SARs	Restricted			Compensation(4)
						Granted	Share Units(2)

Name and Principal Position		($)	($)	($)		(#)	($)	($)		($)

Dominic D’Alessandro	2001	1,175,000	2,250,000	158,964	(6)	258,683	–	–		1,285
President and	2000	1,075,000	2,000,000	121,936	(6)	1,379,245 (7)	5,532,307	11,064,588		1,208
Chief Executive Officer	–	–	1,000,000 (5)	–		–	–	–		–
	1999	987,500	1,392,000	203,979	(6)	–	–	351,650		1,276

John D. Richardson	2001	622,500	504,000	77,822	(6)	110,000	–	–		778
Senior Executive Vice President	2000	575,000	704,640	74,585	(6)	158,200	3,542,360	1,126,351		625
	1999	487,500	625,000	62,652	(6)	–	–	141,025		610

John DesPrez III(8)	2001	661,015	609,840	26,611	(9)	100,000	–	–		6,272	(11)
Executive Vice President,	2000	568,089	742,600	14,258	(9)	79,100	–	1,288,411	(10)	7,847	(11)
U.S. Operations	1999	496,096	622,263	13,879	(9)	–	–	1,281,675	(10)	8,987	(11)

Victor S. Apps(12)	2001	533,469	294,840	403,567	(13)	50,000	–	–		2,429
Executive Vice President,	2000	502,708	415,224	388,463	(13)	69,600	2,499,560	642,198		2,293
Asia Operations	1999	491,825	342,296	400,931	(13)	–	–	58,463		1,650

Trevor Matthews(14)	2001	436,250	352,000	97,157	(15)	55,000	–	–		612
President and	2000	421,250	467,925	52,589	(6)	75,900	1,981,320	380,510		447
Chief Executive Officer	1999	407,500	382,694	85,034	(6)	–	–	–		535
Manulife Japan

(1)	Bonus amounts are paid in cash in the year following the fiscal year in which they were earned.

(2)	Amounts shown represent deferred share units (“DSUs”) awarded on October 2, 2000 under the ESOP based on a share price of $31.60, which was the closing price of the Company’s Common Shares on the TSE on September 29, 2000. Aggregate holdings of DSUs as at December 31, 2001 and their value were as follows: Mr. D’Alessandro 201,700 DSUs with a value of $8,390,720, Mr. Richardson 113,679 DSUs with a value of $4,729,046, Mr. Apps 80,214 DSUs with a value of $3,336,902 and Mr. Matthews 63,583 DSUs with a value of $2,645,053. Additional DSUs are credited to reflect dividends paid on Common Shares.

(3)	The Long Term Incentive Plan (“LTIP”) introduced in 1994 was terminated in 2000. The accumulated incentive earned by the participants during the seven year life of the LTIP was paid to them on October 2, 2000 in the form of a cash payout, DSUs and stock options.

(4)	Includes the amount of term life insurance premiums paid by Manufacturers Life for the benefit of the Named Executive Officers.

(5)	Mr. D’Alessandro received a special one-time award in 2000. He elected to receive this bonus in DSUs, which equated to 23,952 units, at the per share price of $41.75. Additional DSUs are credited to reflect dividends paid on Common Shares.

(6)	Includes amounts spent under the Manufacturers Life’s executive flexible spending account (the “EFSA”). All executives resident in Canada are entitled to an annual allowance of between 10 per cent and 12 per cent of the executive’s base salary to be used for a number of personal expenditures including: car payments, club memberships, and mortgage rebates. Also included are amounts received under “Pathways,” the Company’s employee flexible benefits program. For Mr. D’Alessandro, the 1999 amount includes reimbursements for the payment of taxes and loan interest associated with LTIP payments.

(7)	Mr. D’Alessandro’s 2000 option grant includes options granted in replacement of the appreciation rights that were forfeited upon termination of the LTIP.

(8)	All compensation is paid to Mr. DesPrez in U.S. dollars. Amounts in the table have been converted to Canadian dollars using a rate of exchange of Cdn$1.54 per US$1.00 in 2001, Cdn$1.4852 per US$1.00 for 2000, and Cdn$1.486 per US$1.00 for 1999.

(9)	As an executive officer not resident in Canada, Mr. DesPrez does not participate in the EFSA. The amounts shown represent the annual car and club membership allowances.

(10)	These amounts represent payments Mr. DesPrez was entitled to receive through an arrangement available to him in respect of the Company’s purchase in 1999 of the shares of Manulife Wood Logan Holding Company. One half of the payment was made in 1999 and the other half of the payment was made to Mr. DesPrez in June 2000. Consequently, Mr. DesPrez forfeited his right to receive any grants or payments under the former LTIP.

(11)	Includes Company contributions under the 401(k) Pension Plan made on behalf of Mr. DesPrez.

(12)	All compensation is paid to Mr. Apps in Hong Kong dollars. Amounts in the table have been converted to Canadian dollars using a rate of exchange of Cdn$0.1985 per HK$1.00 for 2001, Cdn$0.1906 per HK$1.00 for 2000, and Cdn$0.191 per HK$1.00 for 1999 amounts.

(13)	As an executive officer not resident in Canada, Mr. Apps does not participate in the EFSA. The amounts shown include annual allowances for housing, car, club memberships, education, home leave and utilities.

(14)	Mr. Matthews was appointed President and CEO, Manulife Life Insurance Company (“Manulife Japan”) in April 2001. With this appointment, Mr. Matthews became ineligible to participate in EFSA, but eligible to receive an international premium.

(15)	Amount shown includes: three months of EFSA at a rate of 12 per cent while in Canada, the international premium paid at a rate of 15 per cent of base salary for nine months while in Japan and amounts received under “Pathways,” the Company’s flexible benefits program. Amounts reported for the international premium have been converted to Canadian dollars using a rate of exchange of Cdn$ 0.012 per JPN Yen 1.00 for 2001.

MFC PROXY CIRCULAR   15

Employment Agreements

Upon commencement of his employment in 1994, Mr. D’Alessandro entered into an employment agreement with Manufacturers Life. The agreement states that Mr. D’Alessandro will receive a lump sum payment equal to 18 months of compensation based on his annual base salary and including his annual bonus, if a termination occurs without just and proper cause. All benefits will also continue for the 18 months, except additional pension, extended employment agreement credits and long-term disability (all of which cease immediately on termination).

     In September 1999, the Named Executive Officers entered into Change in Control Agreements. These Agreements protect shareholder interests by removing the distractions of a change in control on key employees of the Company. These Agreements allow key employees to focus on the business of the Company by providing security and incentives to remain with the Company. For the purpose of the Agreements, “Change in Control” is defined as follows:

•	an acquisition of 20 per cent of the Company’s voting shares;

•	a majority change in the Board of Directors of the Company; or

•	a Management Agreement with another insurance company or financial institution that transfers the management of Manulife Financial Corporation or Manufacturers Life.

     The Change in Control provisions will be triggered under the following circumstances:

•	for Messrs. D’Alessandro and Richardson – a voluntary termination within a specified protection window following a Change in Control;

•	for Messrs. DesPrez, Apps and Matthews – an involuntary or constructive termination within a specified protection window following a Change in Control.

     The Change in Control severance will be paid as a lump sum at three times the annual compensation (base salary and annual incentive only) for Mr. D’Alessandro and Mr. Richardson, subject to reduction as the executive nears retirement. It will be paid at two times the annual compensation (base salary and annual incentive only) for Messrs. DesPrez, Apps and Matthews. At the time of Change in Control, long-term incentives and retirement benefits will vest. In addition, benefits will continue for the period covered by the severance payment.

Stock Option Plan

On February 12, 2001 stock options were granted to the Named Executive Officers as set out in the table below. All the options granted had an exercise price of $41.75, which was the closing price of Common Shares on the Toronto Stock Exchange reported on the last trading day prior to the date of the grant.

     These options have a maximum exercise period of 10 years and vest at 25 per cent per year with the first 25 per cent vesting one year after the grant date (February 12, 2002).

Options Granted During the Most Recently Completed Financial Year

				Market Value
		% of Total		of Securities
	Securities	Options		Underlying
	Under Options	Granted to	Exercise	Options on the
	Granted	Employees in	or Base Price	Date of Grant	Expiration
Name	(#)	Financial Year	($/Security)	($/Security)	Date

Dominic D’Alessandro	258,683	6.82%	$41.75	$41.75	February 12, 2011
John D. Richardson	110,000	2.90%	$41.75	$41.75	February 12, 2011
John DesPrez III	100,000	2.63%	$41.75	$41.75	February 12, 2011
Victor S. Apps	50,000	1.32%	$41.75	$41.75	February 12, 2011
Trevor Matthews	55,000	1.45%	$41.75	$41.75	February 12, 2011

16   MFC PROXY CIRCULAR

Aggregated Options Exercisable During the Most Recently Completed Financial Year and Financial Year-End Option Values

     The following table shows the aggregate number of stock options each Named Executive Officer holds and the value of these options as at December 31, 2001. The value of unexercised in-the-money options at financial year-end is equal to the difference between the exercise price of the options and the closing price of Common Shares on The Toronto Stock Exchange reported on the last trading day prior to year-end, which was $41.60 per share.

	Unexercised Options		Value of Unexercised In-The-Money
Name	as at December 31, 2001 (#)		Options as at December 31, 2001 ($)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Dominic D’Alessandro(1)	563,040	1,074,888	5,630,400	8,162,050
John D. Richardson	79,100	189,100	791,000	791,000
John DesPrez III	39,550	139,550	395,500	395,500
Victor S. Apps	34,800	84,800	348,000	348,000
Trevor Matthews	37,950	92,950	379,500	379,500

(1)	The total number of options held by Mr. D’Alessandro includes 1,379,245 options granted on October 2, 2000 in replacement of appreciation rights forfeited upon termination of the LTIP. Of this amount, 619,751 options vest at 25 per cent per year over four years, with the first 25 per cent vesting October 2, 2000 and the second 25 per cent vesting October 2, 2001. The remaining 759,494 options vest over three years, with the first one-third vesting October 2, 2001.

Pension Plans – Canada

DEFINED BENEFIT PROGRAM

Canadian domiciled executive officers promoted or hired prior to January 1, 1999 continue to participate in the Defined Benefit component of the Canadian Staff Pension Plan. They receive supplemental pension benefits under the Company’s supplemental retirement income program, where income is payable for the life of the executive officer with a minimum guarantee of 120 monthly payments.

     Pensionable earnings are calculated as the highest average of the base earnings and bonuses earned over any 36 consecutive months. The pension benefit is determined by years of service multiplied by the sum of 1.3 per cent of pensionable earnings up to the average of the last three years maximum pensionable earnings (“YMPE”) and two per cent of the excess of pensionable earnings over the final average YMPE. This is without regard to the maximum pension limit for registered pension plans imposed by Canada Customs and Revenue Agency.

     The following table sets forth the aggregate standard annual benefits payable to executive officers under the Company’s Canadian Staff Pension Plan and Supplemental Retirement Income Program.

PENSION PLAN TABLE

	Years of Service

Remuneration	15	20	25	30	35

$	$	$	$	$	$
125,000	33,534	44,713	55,891	67,069	78,247
150,000	41,034	54,713	68,391	82,069	95,747
175,000	48,534	64,713	80,891	97,069	113,247
200,000	56,034	74,713	93,391	112,069	130,747
225,000	63,534	84,713	105,891	127,069	148,247
250,000	71,034	94,713	118,391	142,069	165,747
300,000	86,034	114,713	143,391	172,069	200,747
400,000	116,034	154,713	193,391	232,069	270,747
500,000	146,034	194,713	243,391	292,069	340,747
600,000	176,034	234,713	293,391	352,069	410,747
700,000	206,034	274,713	343,391	412,069	480,747
800,000	236,034	314,713	393,391	472,069	550,747
900,000	266,034	354,713	443,391	532,069	620,747
1,000,000	296,034	394,713	493,391	592,069	690,747

Messrs. D’Alessandro, Richardson and Matthews have 15.8, 19.9 and 7.7 years of credited service respectively as at December 31, 2001. Entitlements include additional service credits for special or unique circumstances. Mr. Apps has 31.4 years of credited service as at December 31, 2001. Mr. DesPrez does not participate in the Company’s Canadian Pension Plans because he resides in the United States.

MFC PROXY CIRCULAR   17

Pension Plans – U.S.

U.S. domiciled executives earn pension benefits through plan membership in the Manulife Financial U.S. Cash Balance Plan and the Manulife Financial U.S. Supplemental Cash Balance Plan.

THE MANULIFE FINANCIAL CASH BALANCE PLAN

Under this defined benefit pension plan, a separate account is established for each participant. The account receives company contribution credits based on service and earnings. The account earns semi-annual interest credits based on the yield of one-year Treasury bills plus half a percentage point, subject to a minimum interest credit of 5.25 per cent. The yearly maximum amount of eligible pay allowed under the qualified plan in 2001 is $170,000. Employees are vested after three years of service. Normal retirement age is 65. The normal form of pension payment under the Cash Balance Plan is a life annuity, with various choices available, including a lump sum.

MANULIFE FINANCIAL U.S. SUPPLEMENTAL CASH BALANCE PLAN

Executive officers are also eligible for benefits under the Manulife Financial U.S. Supplemental Cash Balance Plan. This is a non-contributory, non-qualified plan. During the period of an executive’s active participation in the plan, annual company contribution credits are made on the portion of the executive’s earnings in excess of $170,000 for 2001. Interest is credited under this plan at the same rate as the Cash Balance Plan. The default form of payment under the plan is a lump sum, although participants may elect to receive payment in the form of an annuity.

COMPANY CONTRIBUTION CREDITS
(CASH BALANCE PLUS SUPPLEMENTAL)

Completed Years of Cash Balance Service Credits	% of Eligible Pay	% of Eligible Pay
as at December 31, 2001	up to $200,000	over $200,000

Less than 6	4	4
6 - 10	5	5
11 -15	7	5
16 - 20	9	5
21 or more	11	5

PROJECTED CASH BALANCE AND SUPPLEMENTAL PENSION BENEFITS AT AGE 65 PAYABLE AS AN ANNUAL ANNUITY

	Years of Service

Remuneration	15	20	25	30	35

$	$	$	$	$	$
200,000	21,358	37,202	59,858	89,227	127,303
300,000	30,980	52,319	82,098	120,702	170,751
400,000	40,601	67,436	104,338	152,177	214,198
500,000	50,223	82,552	126,578	183,652	257,645

Mr. DesPrez has 11.0 years of credited service as at December 31, 2001.

18   MFC PROXY CIRCULAR

Directors, Executive Officers and Senior Officers — Indebtedness

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As at January 31, 2002, the aggregate indebtedness to the Company of all officers, Directors and employees and former officers of the Company or its subsidiaries, excluding routine indebtedness, amounted to $5,930,660.

TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

The following table contains information concerning indebtedness to the Company, excluding routine indebtedness, by Directors, executive officers and senior officers of the Company:

	Involvement of	Largest Amount	Amount Outstanding
Name and Principal Position	Issuer or Subsidiary	Outstanding During 2001	as at January 31, 2002
		($)	($)

Norman Light(1) Senior Vice President and Corporate Controller	Mortgagee/Lender	$504,773	$497,892

Roy Firth(2) Senior Vice President, Wealth Management	Mortgagee	$480,364	$462,214

Paul Rooney(3) Senior Vice President, Individual Insurance	Mortgagee	$400,310	$395,367

Joseph Pietroski(4) Senior Vice President and Corporate Secretary	Mortgagee/Lender	$373,951	$374,317

Susan Robinson(5) Senior Vice President, Human Resources and Communications	Lender	$29,761	$29,572

(1)	Amount represents the sum of a mortgage secured against the borrower’s residence and a Manulife One Account line of credit with Manulife Bank. The annual interest rate on the mortgage is 3% with a term of 15 years. The mortgage is consistent with the Company’s policy with respect to relocation and mortgages for executive officers. The Manulife One Account line of credit is secured by a collateral mortgage against the borrower’s residence and consolidates the borrower’s debts, short-term savings accounts and chequing accounts into one account with a daily interest rate charged at Manulife Bank’s prime rate less 0.50%.

(2)	Amount represents three mortgages secured against the borrower’s residence. The annual interest rate on the first mortgage is 1.95% with a term of 5 years. The second mortgage is at an annual interest rate of 4% with a term of 20 years. The third mortgage is at an annual interest rate of 3% with a term of 15 years. Mr. Firth and his spouse are joint debtors. The mortgages are consistent with the Company’s policy with respect to relocation and mortgage for executive officers.

(3)	Amount represents two mortgages secured against the borrower’s residence. The annual interest rate on the first mortgage is 3% with a term of 15 years. The second mortgage is at an annual interest rate of 6.75% with a term of 20 years. The mortgage are consistent with the Company’s policy with respect to relocation and mortgages for executive officers.

(4)	Amount represents a Manulife One Account line of credit with Manuolife Bank secured by a collateral mortgage against the borrower’s residence, with a daily interest rate charged at Manulife Bank’s prime rate less 0.50%.

(5)	Amount represents a line of credit with an annual interest rate of 4%.

MFC PROXY CIRCULAR    19

Directors’ and Officers’ Insurance

The Company maintains a Directors’ and Officers’ Liability Insurance policy with a policy limit of $100,000,000 that is subject to a $1,000,000 corporate deductible. The policy expires March 31, 2002, and has an annual premium of $597,997.

     The policy provides protection to Directors and officers against liability incurred by them in their capacities as Directors and officers of the Company and its subsidiaries. The policy also provides protection to the Company for claims made against Directors and officers for which the Company has granted Directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

Additional Information

To obtain a copy of the Company’s latest annual information form (when available), the audited annual financial statements, the management’s discussion and analysis of the Company’s financial condition and results of operations for 2001, any interim financial statements filed after the filing of the most recent annual financial statements, or this Circular, please visit our Web site at www.manulife.com or, alternatively, you may send your request to:

Manulife Financial Corporation
Investor Relations
200 Bloor Street East, NT7
Toronto, Ontario, M4W 1E5
Telephone:1-800-795-9767
Fax: (416) 926-3503
e-mail: investor_relations@manulife.com

Directors’ Approval

This Circular is dated as of February 28, 2002 and except as otherwise indicated, all the information contained in this Proxy Circular is given as of that date. The Board of Directors of the Company has approved the contents and the distribution of this Proxy Circular to shareholders.

Signed

Joseph J. Pietroski
Senior Vice President and Corporate Secretary
February 28, 2002

Procedures for Considering Shareholder Proposals

The Company’s governing legislation, the Insurance Companies Act (Canada) (“the Act”), addresses the rights of shareholders to submit a proposal and the obligations of the Company in respect of proposals submitted.

     The right of a shareholder to submit a proposal is subject to certain conditions set forth in the Act. The Company must attach any share- holder proposals to the Notice of Meeting, together with a statement in support of the proposal if requested by the shareholder. According to the Act, a shareholder proposal must be received at least 90 days before the anniversary date of the Company’s previous Annual Meeting.

     The Corporate Governance and Nominating Committee reviews shareholder proposals to determine whether they satisfy the conditions in the Act, before making a recommendation to the Board of Directors.

     No shareholder proposals were received for inclusion in this Proxy Circular.

20    MFC PROXY CIRCULAR